Exhibit 99.1

OFFICE DEPOT APPOINTS KEVIN PETERS

PRESIDENT, NORTH AMERICAN RETAIL DIVISION

Boca Raton, Fla., April 21, 2010 — Office Depot (NYSE: ODP), a leading global provider of office products and services, today appointed Kevin Peters, President, North American Retail Division, effective immediately. Peters reports to Steve Odland, Chairman and CEO, Office Depot.

Peters previously served as Executive Vice President, Supply Chain and Information Technology. He joined Office Depot in 2007.

Prior to Office Depot, Peters spent five years in management roles at W.W. Grainger, including Senior Vice President, Supply Chain and Merchandising, with responsibility for Store Operations. His experience also includes 11 years at The Home Depot, during which time he served as Vice President and General Manager, Home Depot Commercial Direct, and Vice President, Supply Chain and Merchandising.

“We are extremely pleased that Kevin Peters will be leading our North American Retail business,” stated Odland. “Kevin has broad experience in operations and management, and he will provide continuity to the excellent team we have in place.”

Peters replaces Carl S. (Chuck) Rubin, who is leaving the company.

“Chuck made significant contributions to our retail organization in North America,” noted Odland. “He has been instrumental in building a strong team and driving the strategic vision for our retail business. We thank him for his hard work and dedication, and wish him well in the future.”

About Office Depot

Every day, Office Depot is Taking Care of Business for millions of customers around the globe. From the local corner store to the Fortune 500 company, Office Depot provides products and services to its customers through 1,584 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.1 billion e-commerce operation. Office Depot has annual sales of approximately $12.1 billion, and employs about 41,000 associates around the world. The company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 51 countries. Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.